Exhibit 10.22
ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN

Franchise Capital Award Certificate - Career Vesting (PMs & Founders)

Artisan Partners Limited Partnership (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded a long-term incentive award (“Franchise Capital Award”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its affiliates.

Grantee:	[ ]
Grant Date:	[ ]
FCA Grant Amount:	$[ ]
Vesting Eligibility Schedule:	20%, 40%, 60%, 80% and 100% of the Franchise Capital Award will become eligible to vest on the last day of [ ] of each of [ ], [ ], [ ], [ ], and [ ], respectively.

As provided in the Award Agreement, with certain exceptions (including application of the Franchise Protection Rules), the Franchise Capital Award will vest only to the extent that it has become eligible to vest and Grantee has a Qualifying Retirement. There is no proportionate or partial vesting in the period prior to a vesting date.

This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Amended and Restated Franchise Capital Award Agreement – Career Vesting (PMs & Founders) (including any schedules and appendices thereto) dated [ ], as may be amended from time to time in accordance with the provisions of the Plan (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.

Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.

Artisan may, in its sole discretion, deliver this Franchise Capital Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Limited Partnership		Grantee
By:	[ ]	[ ]
Title:	[ ]

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED FRANCHISE CAPITAL AWARD AGREEMENT - CAREER VESTING (PM & FOUNDERS)

This Amended and Restated Franchise Capital Award Agreement – Career Vesting (PMs & Founders) (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Limited Partnership (“Artisan”) is effective [ ].

WHEREAS, Artisan and Grantee are currently parties to an agreement (the “Prior Award Agreement”) pursuant to which Artisan granted a career vesting long-term incentive award (“Franchise Capital Award”) to Grantee, as set forth in Schedule 1 to this Award Agreement.

WHEREAS, the Parties desire to amend and restate the Prior Award Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.The Plan. Franchise Capital Awards are made pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”).

2.Nature of Franchise Capital Award. Prior to payout, Grantee will be a general unsecured creditor of Artisan, ranking pari passu with all other general unsecured creditors. Franchise Capital Awards are cash awards and will be paid in cash subject to and following vesting of such award or portion thereof.

3.Forfeiture. Subject to Sections 4 and 5 and the terms of any employment, severance or similar agreement between Grantee and Artisan, if Grantee’s Employment (meaning, his or her performance of services for Artisan or its affiliates as determined by the Compensation Committee) terminates for any reason prior to vesting, any then unvested portion of a Franchise Capital Award shall be automatically forfeited and Artisan shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement with respect to the forfeited amount.

4.Vesting.

a.Vesting Conditions. Subject to Section 5, if the conditions of Section 4(b) have been satisfied, the Franchise Capital Award amount calculated under Section 4(c) will vest on the last day of the calendar quarter in which occurs the 18-month anniversary of Grantee’s retirement date. Any Franchise Capital Award amount that does not vest at the time provided for in this Section 4(a) shall be automatically forfeited and Artisan shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement with respect to the forfeited amount.

b.Vesting Eligibility. In order for any Franchise Capital Award amount to vest under this Section 4, (i) the Franchise Capital Award amount must be eligible to vest under the applicable Vesting Eligibility Schedule (as set forth on the applicable Franchise Capital Award Certificate) as of Grantee’s retirement date; (ii) Grantee must have given Artisan at least 18 months advance written notice of intention to retire; (iii) Grantee must have attained at least ten years of service with Artisan as of Grantee’s retirement date; and (iv) Grantee must have served in his or her standard capacity (or as otherwise directed by Artisan but no less than 50% of the prior hourly service level) during the period between the date of the written notice of intention to retire and

Grantee’s retirement date. The portion of any Franchise Capital Award not eligible to vest as of the retirement date shall be automatically forfeited on the retirement date.

If Grantee would have attained at least ten years of service with Artisan as of the retirement date but for Artisan reducing the notice period and causing the retirement date to occur prior to the date on which Grantee will have attained ten years of service with Artisan, then the ten-year service requirement will be deemed to be satisfied as of the retirement date.

c.Franchise Protection Clause Clawback. The amount of an eligible Franchise Capital Award that will vest on the vesting date will be calculated as set forth in the following table, where “Cumulative Organic Contraction %” will equal (x) the cumulative net client cash flows of the accounts managed by Grantee’s investment team beginning on the first day of the month of Grantee’s retirement notice and ending on the last day of the month prior to vesting (the “measurement period”), divided by (y) the AUM in accounts managed by Grantee’s investment team as of the first day of the month of Grantee’s retirement notice.

Cumulative Organic Contraction %	% of Eligible Franchise Capital Award Vesting
Less than or equal to 33%:	100%
Between 33% and 67%:	(1 – Cumulative Organic Contraction %)
Greater than 67%:	0%

For example, (i) if the Cumulative Organic Contraction % is 20%, then 100% of the eligible Franchise Capital Award amount will vest; (ii) if the Cumulative Organic Contraction % is 55%, then 45% of the eligible Franchise Capital Award amount will vest; or (iii) if the Cumulative Organic Contraction % is 70%, then 0% of the eligible Franchise Capital Award amount will vest. For the avoidance of doubt, if the cumulative net client cash flows during the measurement period are positive, 100% of the eligible Franchise Capital Award amount will vest.

d.Death after Retirement. If Grantee dies after having satisfied the retirement conditions in (ii) and (iii) of Section 4(b) but prior to the 18-month anniversary of the retirement date, the portion of any Franchise Capital Award eligible to vest as of the retirement date will vest on the last day of the calendar quarter in which the death occurs.

e.Payout.
i.Franchise Capital Award Invested in Liquid Strategies (as defined below): Artisan expects to pay out any vested Franchise Capital Awards invested in Liquid Strategies net of applicable withholdings, to Grantee with payroll as soon as reasonably practicable after the vesting date, subject to limitations on the redemption of the underlying investments.

ii.Franchise Capital Award Invested in Limited Liquidity Strategies (as defined below): Artisan expects to pay out any vested Franchise Capital Awards invested in Limited Liquidity Strategies net of applicable withholdings, to Grantee with payroll as soon as reasonably practicable after the vesting date. If Artisan is unable to liquidate any portion of an underlying investment in a private fund or other vehicle in which the Franchise Capital Award is invested, Artisan may, in its discretion, transfer all or any portion of the vested interest to the Grantee. The Grantee agrees to work with Artisan in good faith to take all actions reasonably necessary to transfer such vested interest.

iii.Franchise Capital Awards Invested in Illiquid Strategies (as defined below): After the vesting date, and provided the Grantee pays Artisan a cash payment to satisfy applicable income and employment tax withholding requirements in accordance with Section 9, Artisan will facilitate the transfer of the vested interest to the Grantee. The Grantee agrees to work with Artisan in good faith to take all actions reasonably necessary to transfer such vested interest. For the avoidance of doubt, the transfer of any vested limited partnership interest in a closed end fund includes the transfer of the Grantee’s ongoing commitment to make contributions during the life of the fund.

5.Acceleration.

a.Change in Control: Upon a Change in Control (as defined in the Plan), any unvested Franchise Capital Award amounts will vest on the last day of the calendar quarter in which occurs the Change in Control, and the vested amounts (without any Franchise Protection Clause Clawback adjustment) will be paid in full in accordance with Section 4(e).

b.Death or Disability while Employed: Notwithstanding any other provision in this Agreement, upon termination of Grantee’s Employment with Artisan by reason of death or Disability, any unvested Franchise Capital Award amounts will vest on the last day of the calendar quarter in which occurs the termination of Employment, and the vested amounts (without any Franchise Protection Clause Clawback adjustment) will be paid in full in accordance with Section 4(e). For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

c.Termination without Cause: If, on or after the fifth anniversary of a Grant Date (as set forth in a franchise capital award certificate), (i) Artisan terminates the Employment of Grantee without Cause and (ii) Grantee has attained at least ten years of service with Artisan as of the date of termination of Employment, those Franchise Capital Awards granted five years or more ago will vest on the last day of the calendar quarter in which occurs the termination of Employment, and the vested amounts (without any Franchise Protection Clause Clawback adjustment) will be paid in full in accordance with Section 4(e).

For purposes of this Section 5(c), “Cause” means the occurrence of any of the following: (i) such Grantee’s material violation of any material contract, policy or agreement written between Grantee and Artisan; (ii) such Grantee’s commission or attempted commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof or under the laws of any other jurisdiction; (iii) such Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against Artisan or any client of Artisan; or (iv) such Grantee’s willful, material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to Artisan, such Grantee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Grantee’s loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities as an employee of Artisan.

6.Investment Allocation Prior to Payout. Upon the Grant Date, the FCA Grant Amount (as set forth on each franchise capital award certificate) will generally be allocated by Artisan to one or more of Artisan’s investment strategies. Investments will generally be made in the mutual fund or private fund corresponding to the strategy chosen. Any payment to Grantee in respect of any vested portion of a Franchise Capital Award will take into account any gains and losses in such underlying investment through the date of payment.

a.Investment Allocation to Strategies with Regular Liquidity: All or a portion of the FCA Grant Amount may be allocated to strategies through vehicles that have regular liquidity (e.g., mutual funds or private funds with daily or monthly subscriptions and daily, monthly or quarterly redemptions) and that do not have limitations on liquidity through side pockets or other means (the “Liquid Strategies”). Dividends and/or distributions received in respect of the allocated amounts will be automatically reinvested.

b.Investment Allocation to Strategies with Limited Liquidity: All or a portion of the FCA Grant Amount may be allocated to private funds that have limitations on liquidity through side pockets or other means (the “Limited Liquidity Strategies”). Dividends and/or distributions received in respect of the allocated amounts will be automatically reinvested.

c.Investment Allocation to Strategies with No Liquidity: All or a portion of the FCA Grant Amount may be allocated to a closed end fund or other vehicle with no liquidity (the “Illiquid Strategies”). Such amount will be allocated to a money market fund as of the Grant Date until such amount is called for the Illiquid Strategy. Any return of capital contributions and/or distributions received in respect of the invested amounts will (i) when treated as subject to recall by the Illiquid Strategy, be allocated to a market money fund or (ii) when treated as no longer subject to recall by the Illiquid Strategy, be allocated to a money market fund or reallocated to another Artisan investment strategy, as reasonably agreed between the Grantee and Artisan. In the event that the award becomes payable when a portion of the FCA Grant Amount is allocated to a money market fund, Artisan may, in its discretion, either (x) distribute the amount allocated to a money market fund to the Grantee (and the Grantee will remain responsible for the ongoing commitment to make contributions during the life of the closed end fund) or (y) contribute the amount allocated to a money market fund to the Illiquid Strategy to satisfy such commitment.

7.Restrictive Covenants. GRANTEE AGREES TO BE SUBJECT TO THE RESTRICTIVE COVENANTS SET FORTH IN APPENDIX A TO THIS AWARD AGREEMENT.

8.Non-Transferability. Grantee may not transfer, assign, pledge or otherwise encumber a Franchise Capital Award other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of a Franchise Capital Award in violation of this Award Agreement shall be void and of no effect.

9.Tax Withholding. Any amounts paid to the Grantee in respect of a Franchise Capital Award will be taxable as ordinary income and subject to employment taxes imposed by applicable laws at the time of vesting.

a.Franchise Capital Award Invested in Liquid Strategies: A portion of each cash amount will be withheld by Artisan at the time of payment to satisfy all applicable income and employment tax withholding obligations with respect to a Franchise Capital Award.

b.Franchise Capital Award Invested in Limited Liquidity Strategies: A portion of each cash amount will be withheld by Artisan at the time of payment to satisfy all applicable income and employment tax withholding obligations with respect to a Franchise Capital Award. If Artisan is unable to liquidate the underlying investment in an amount that is sufficient to satisfy the withholding obligation, the Grantee will be required to pay Artisan a cash payment to cover the difference prior to the transfer of any vested interests to the Grantee. IF SUCH PAYMENT IS NOT

RECEIVED BY ARTISAN WITHIN 60 DAYS OF THE VESTING DATE, THE VESTED AMOUNT WILL BE AUTOMATICALLY FORFEITED.

c.Franchise Capital Awards Invested in Illiquid Strategies: The Grantee will be required to pay Artisan a cash payment to satisfy all applicable income and employment tax withholding obligations prior to the transfer of the vested interests to the Grantee. IF SUCH PAYMENT IS NOT RECEIVED BY ARTISAN WITHIN 60 DAYS OF THE VESTING DATE, THE VESTED AMOUNT WILL BE AUTOMATICALLY FORFEITED.

10.Section 409A. All payments under this Award Agreement are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to the “short-term deferral rule” under Treasury regulation 1.409A-1(b)(4), and this Award Agreement will be administered in a manner consistent with this intent.

11.Entire Agreement. This Award Agreement, together with any franchise capital award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) between Artisan and Grantee with respect to such subject matter.

12.Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in Artisan’s records.

13.Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan Partners Asset Management Inc. in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

14.Choice of Forum. As a condition to Grantee’s receipt of a Franchise Capital Award, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement.

15.Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

16.Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan or any other documents related to a Franchise Capital Award by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Limited Partnership		Grantee
By:	[ ]	[ ]
Title:	[ ]

Schedule 1 – Prior Career Vesting Franchise Capital Awards

Grant Date	Grant Date Value of Franchise Capital Award*
[ ]	$[ ]

*The grant date value of the Franchise Capital Award, plus or minus investment gains or losses through [ ], represents the value of the Franchise Capital Award as of the effective date of this Award Agreement.

Appendix A: Restrictive Covenants

1.Definitions. For purposes of this Appendix A:

“Artisan Client” means each of the following:

•Any client of the Artisan Group (i) for which Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•Any investor in a mutual fund, UCITS fund, private fund or other pooled investment vehicle advised, promoted, or sponsored by the Artisan Group (each, an “Artisan Pooled Vehicle”) (i) for which investor the Grantee provided services (such as investment management services to the relevant Artisan Pooled Vehicle or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•Any employee, partner or director of a financial intermediary, financial adviser or planner, consultant or broker-dealer (each, a “Client Intermediary”) (i) to whom the Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding the Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

“Artisan Group” means Artisan Partners Asset Management Inc. and each of its subsidiaries and affiliates (including, for the avoidance of doubt, Artisan Partners Limited Partnership).

“Artisan Prospective Client” means any person or entity for which the Artisan Group made a proposal to perform services in which the Grantee participated by means of substantive personal contact with the person or entity or the agents of the person or entity during the 12 months preceding the Grantee’s last date of Employment. For the avoidance of doubt, “Artisan Prospective Client” shall include a person or entity with respect to which this definition otherwise applies, including but not limited to financial intermediaries, financial advisers or planners, consultants, and broker dealers, notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Pooled Vehicle.

“Competitive Enterprise” means any business enterprise that either (i) engages in any activity that competes with any then-current activity of the Artisan Group, including, without limitation, investment management services, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Restricted Period” means the period during which Grantee is Employed and for a period of one year immediately following termination of Grantee’s Employment for any reason.

“Restricted Person” means an individual who, at the time of the solicitation, was an employee of the Artisan Group and: (i) was an executive officer, portfolio manager (including associate or co-portfolio manager), or managing director of the Artisan Group (a “top-level employee”), had special skills or knowledge important to the Artisan Group, or had skills that are difficult for the Artisan Group to replace, and (ii) with whom Grantee had a working relationship or about whom Grantee acquired or possessed specialized knowledge, in each case, in connection with Grantee’s employment and during the 18 months prior to the termination of Grantee’s employment.

“Restricted Services” means any activity that Grantee was engaged in on behalf of the Artisan Group at any time during the 12 months preceding Grantee’s last date of Employment.

“Territory” means anywhere in the world.

2.Non-Competition. If during any portion of Grantee’s Employment with the Artisan Group Grantee is or was an Executive Officer of Artisan, a decision-making portfolio manager (meaning he or she has or had investment discretion and is or was therefore identified as a portfolio manager in the firm’s Form ADV), or a founding member of an Artisan investment team, then the terms and conditions of this Section 2 shall apply. As a necessary measure to protect the confidential trade secrets and proprietary information of the Artisan Group, Grantee agrees that during the Restricted Period he or she will not, directly or indirectly, (i) hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 5% or less interest in a public or private entity which is only held for passive investment purposes); (ii) provide Restricted Services anywhere in the Territory to a Competitive Enterprise; or (iii) manage or supervise personnel engaged in providing Restricted Services anywhere in the Territory on behalf of a Competitive Enterprise. As it relates to the practice of law, the terms of this Section 2 and the terms of any other similar provision agreed to by the parties hereto shall be binding and effective upon Grantee only to the extent permissible under the Rules of Professional Conduct or any other professional or ethical rules governing the practice of law that Grantee may be subject to. Further, the prohibitions in this Section 2 shall not apply to Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing.

3.Non-Solicitation of Clients and Prospective Clients. Grantee agrees that during the Restricted Period he or she will not induce or attempt to induce any Artisan Client or Artisan Prospective Client to use the investment management services (including by way of investing in a mutual fund, UCITS fund or other pooled investment vehicle) of any person or entity other than the Artisan Group or to cease using the investment management services (including any Artisan Pooled Vehicle) of the Artisan Group. The prohibitions in this Section 3 shall not apply to (i) Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing, or (ii) the provision of services by Grantee to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Client.

4.Non-Solicitation of Restricted Persons.

(a) Non-Solicitation of Restricted Persons. Grantee agrees that during the Restricted Period he or she will not directly or indirectly solicit or attempt to solicit any Restricted Person to terminate employment for the purpose of engaging in, or starting a business which engages in, a Competitive Enterprise.

(b) No Hire of Restricted Persons. To the extent not prohibited by local or state laws, Grantee agrees that during the Restricted Period he or she will not hire, employ or otherwise use the services of a Restricted Person.

(c) With respect to Sections 4(a) and 4(b) above, the parties hereto agree that it shall be conclusively presumed to have resulted from an impermissible solicitation, and therefore it shall be a deemed violation of such section, if during the Restricted Period, the Grantee and one or more persons who was an Artisan portfolio manager (including associate or co-portfolio manager) at any time within the period of 18 months prior to termination of the Grantee’s Employment, become employed by either the same employer or an affiliate thereof, or otherwise become affiliated as partners, contractors or other personal service providers with an entity together with its affiliates, to provide Restricted Services for the benefit of a Competitive Enterprise or any affiliate of a Competitive Enterprise.

5.Included Actions. Grantee shall be deemed to have taken any action which is prohibited by this Appendix A and to be in violation of this Appendix A if Grantee takes such action directly or indirectly, or if it is taken by any person or entity with whom Grantee is associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any person or entity directly or indirectly controlled by, controlling or under common control with Grantee.

6.Injunctive Relief; Enforceability of Restrictive Covenants. Grantee acknowledges that irreparable injury may result to the Artisan Group if Grantee breaches the provisions of this Appendix A and agrees that the Artisan Group will be entitled, in addition to all other legal remedies available to the Artisan Group, to an injunction or other equitable relief by any court of competent jurisdiction to prevent or restrain any breach of this Appendix A. The parties hereto acknowledge that the restrictions on Grantee imposed by this Appendix A are reasonable in both duration and geographic scope and in all other respects for the protection of the Artisan Group, and its business, goodwill, and property rights. Grantee acknowledges that the restrictions imposed in this Appendix A will not prevent Grantee from earning a living in the event of, and after, the end of Grantee’s Employment. Grantee further acknowledges that Grantee had the opportunity to consult with his or her legal, tax and financial advisors regarding the restrictions imposed in this Appendix A prior to accepting this Award Agreement.

7.Severability. Should any provision of this Appendix A be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Appendix A shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Appendix A. The parties agree that any such court is expressly authorized to modify any such unenforceable provision, whether by revising or deleting the offending provision, or by making such other modifications to this Appendix A as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Appendix A as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Appendix A be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Appendix A shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

8.Survival of Provisions. The obligations contained in this Appendix A will survive, and will remain fully enforceable after, the vesting of any and all awards granted pursuant to this Award Agreement, any termination of this Award Agreement, and the termination of the Grantee’s Employment for any reason.